EXHIBIT 4.1

FIFTH AMENDMENT

TO THE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,

CASTLE BRANDS (USA) CORP.

AND

ACF FINCO I LP

DATED AS OF SEPTEMBER 22, 2014

FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is dated as of the date of execution of this Amendment by “Lender” (as defined below) (the “Effective Date”) and is by and among CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”), and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”), and ACF FINCO I LP, a Delaware limited partnership and successor-in-interest to Keltic Financial Partners II, LP (“Lender”).

RECITALS:

Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of September 22, 2014, as amended by a First Amendment dated as of August 7, 2015, by a Second Amendment dated as of August 17, 2015, by a Third Amendment dated as of October 18, 2017, and by a Fourth Amendment dated as of May 15, 2018 (as so amended, the “Loan Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated May 15, 2018 in a maximum principal amount of $23,000,000 (the “Revolving Credit Note”), and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

Borrower has requested that Lender increase the “Revolving Credit Limit” (as described in the Loan Agreement) by $2,000,000, and increase the maximum amount of Inventory to be considered under the “Borrowing Base” (as described in the Loan Agreement) by $2,000,000. Upon the terms and conditions contained in this Amendment, Lender has agreed to amend the Loan Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Borrower Representations. Borrower hereby represents to Lender, that:

(a) All Loan Documents executed by Borrower, including without limitation the Loan Agreement, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof;

(b) Borrower has no claims, offsets, counterclaims, or defenses with respect to the payment or performance of any Obligations owing to Lender under any of the Loan Documents;

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the terms of the Loan Documents; and

(d) As a material inducement to Lender entering into this Amendment, Borrower acknowledges and agrees that Lender is relying on the accuracy and veracity of each of the above representations.

3. Loan Agreement Amendments. The Loan Agreement is hereby amended as follows:

(a)	Revolving Credit Limit. The reference to “TWENTY THREE MILLION AND 00/100 DOLLARS ($23,000,000.00)” contained in clause (a) of Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with “TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00)”.

(b)	Borrowing Base. Clause (ii) of paragraph (b) of the definition of “Borrowing Base” contained in the Definitions Schedule of the Loan Agreement is hereby amended by deleting the reference to “Ten Million and 00/100 Dollars ($10,000,000.00)” contained therein, and by substituting therefor “Eleven Million and 00/100 Dollars ($11,000,000.00)”.

4. Amended and Restated Revolving Credit Note. As a condition precedent to the effectiveness of this Amendment and specifically Lender’s increase of the Revolving Credit Limit, on or before the date of this Amendment Borrower shall execute and deliver to Lender an Amended and Restated Revolving Credit Note in form and content acceptable to Lender in Lender’s sole discretion.

5. Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Loan Agreement described above, and pursuant to Sections 3.4 and 10.10 of the Loan Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the increase of the Revolving Credit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00), and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Amendment. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 5, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

6. Refinancing Closing Fee. In the event Borrower refinances the Revolving Credit with Lender prior to July 31, 2019 to extend the Revolving Credit Termination Date beyond July 31, 2019, the Closing and Commitment Fee chargeable to Borrower and calculated based on the Revolving Credit Limit in connection with such refinancing shall disregard the increase in the Revolving Credit Limit effectuated by this Amendment (i.e., $2,000,000.00). Notwithstanding anything to the contrary contained herein, Lender is not hereby agreeing to, or otherwise committing to, any refinancing or extension of the Revolving Credit beyond July 31, 2019, and any further amendment, restatement, extension or other modification of the Credit Agreement or any other Loan Document, including but not limited to a refinancing of the Revolving Credit as described above, shall be in Lender’s sole discretion.

7. Effective Date. This Amendment shall be effective as the Effective Date.

8. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Loan Agreement or any other Loan Document, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document. From and after the Effective Date of this Amendment, whenever the Loan Agreement is referred to in the Loan Agreement or in any other Loan Document, it shall be deemed to mean the Loan Agreement as modified by this Amendment.

9. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Loan Agreement, the Revolving Credit Note and each other Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

10. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

11. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

ACF FINCO I LP

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Its:	Vice President

Effective Date:	10/4/2018

BORROWER:

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO
Date:	10/4/2018

CASTLE BRANDS (USA) CORP.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO
Date:	10/4/2018